Calculation of Filing Fee Table
Form S-1
(Form Type)

EVERLAKE LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Carry Forward Securities
Carry Forward Securities	Other	Market Value Adjusted Annuity Contracts	415(a)(6)	N/A	N/A	$19,756,232	N/A	N/A	S-3	333-220835	11/08/2017	$2,747
Carry Forward Securities	Other	Market Value Adjusted Annuity Contracts	415(a)(6)	N/A	N/A	$4,141,731	N/A	N/A	S-3	333-220836	11/08/2017	$576
Total Offering Amounts						$23,897,963	N/A	N/A
Total Fees Previously Paid							N/A	N/A
Total Fee Offsets							N/A	N/A
Net Fee Due							N/A	N/A